                                                                     EXHIBIT 5.1



Data Dimensions, Inc.
One Bellevue Center
411 - 108th Avenue NE, Suite 2100
Bellevue, Washington 98004



RE: 1,900,000 SHARES OF COMMON STOCK ($.001 PAR VALUE PER SHARE) OF DATA DIMENSIONS, INC. (THE "COMPANY")



Ladies and Gentlemen:

        We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 1,500,000 shares of Common Stock, $.001 par value per share, which are to be issued pursuant to the Data Dimensions, Inc. 1997 Stock Option Plan, as amended (the "Plan"), and 400,000 shares of Common Stock, $.001 par value per share, which are to be issued pursuant to Nonstatutory Stock Option Agreements, dated December 7, 1998, between the Company and Peter A. Allen (the "Options") (such 1,900,000 shares are collectively referred to herein as the "Shares"). We have examined the Registration Statement and such other documents and records of the Company, as we have deemed relevant and necessary for the purposes of this opinion.

        Based upon and subject to the foregoing, we are of the opinion that, upon the due execution by the Company and the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan and the Options, and the receipt of consideration therefor in accordance with the terms of the Plan and the Options, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.




                                          Very truly yours,


                                          GARVEY, SCHUBERT & BARER